Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Completes Redemption of All Outstanding 5.25% Senior Notes Due 2023

HOUSTON, April 2, 2020 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today announced that it has completed the redemption of all $300 million aggregate principal amount of its outstanding 5.25% senior notes due 2023 (CUSIP Nos. 398905 AL3 and U03903 AD0) (the “Notes”).

The redemption was funded through a combination of acquisition line borrowings, mortgage borrowings, and excess cash. Additional mortgage debt will be funded during the second quarter to provide supplemental liquidity. This transaction will lower annual interest expense by approximately $8.5 million.

“We are pleased that Group 1 has been able to materially lower future interest expense by refinancing our unsecured 5.25% bonds with secured real estate financing, cash on hand, and other corporate borrowings at much lower interest rates,” said John C. Rickel, Group 1’s senior vice president and chief financial officer.  “This transaction also allows the Company to extend the debt maturity from 2023 to 2027.  We are very appreciative of our bank partners who made this refinance possible.”

About Group 1 Automotive, Inc.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com